EXHIBIT 99.1

PRESS RELEASE

                                                           Contact:
                                                         Trisha Tuntland
                                                        Manager of Investor Relations
                                                        Cabot Microelectronics Corporation
                                                           (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS STRONG
RESULTS FOR FOURTH QUARTER AND FULL FISCAL YEAR 2013

                                 Record Quarterly Revenue of $116.3 Million; Annual Revenue of $433.1 Million
                                 Fourth Quarter Gross Profit Margin of 50.9 Percent; Annual Gross Profit Margin of 49.0 Percent is Above Guidance
                                 Fourth Quarter Earnings Per Share of $0.70; Full Year EPS 23.4 Percent Higher Than Prior Year

AURORA, IL, October 29, 2013 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2013, which ended September 30.

Total revenue during the fourth fiscal quarter was $116.3 million, which represents a record revenue level for the company.  This reflects an increase of 5.1 percent compared to the same quarter last year and an increase of 5.7 percent from the prior quarter, on solid demand for the company's products.  The company achieved a gross profit margin of 50.9 percent of revenue in the fourth fiscal quarter, which is the highest level since December 2009, and diluted earnings per share of $0.70, an increase of 42.9 percent compared to the prior year quarter.  For the full fiscal year, the company achieved revenue of $433.1 million, a gross profit margin of 49.0 percent of revenue, which is the highest level since full fiscal 2010, and diluted earnings per share of $2.16, 23.4 percent higher than in the prior year.  The company's balance sheet reflects a cash balance of $226.0 million, which is $24.4 million higher than in the prior quarter and $47.6 million higher than last year, and $161.9 million of debt outstanding as of September 30, 2013.

"We are pleased with our strong financial performance for the quarter and full fiscal year, despite soft semiconductor industry conditions in the first half, and we believe the execution of our long-term strategic initiatives continues to create value for our customers and our shareholders," said William Noglows, Chairman and CEO of Cabot Microelectronics.  "From a technology standpoint, we are now focusing more heavily on collaborating with our customers to provide innovative solutions for leading edge applications, and the recent growth in revenues from our CMP solutions for polishing aluminum and advanced dielectrics are specific examples of our ability to innovate to meet our customers' challenging product performance requirements for leading edge applications.  From a customer standpoint, we believe the supplier excellence awards we earned during the fiscal year exemplify our ongoing commitment to collaborating with our customers and consistently delivering innovative, high performing and high-quality products.  Finally, on the operations side, we continued to improve our productivity this year, and also ramped production at our facility in South Korea, contributing to our strong margin performance and profitability."

Mr. Noglows continued, "Based on this sound execution of our strategic initiatives in fiscal 2013, we believe we are well positioned for continued success in fiscal 2014.  While a number of industry analysts and certain customers are forecasting some softness in demand early in our fiscal year, we are confident in our ability to continue delivering attractive results across a variety of industry demand environments."

Key Financial Information

The company's record revenue of $116.3 million in the fourth fiscal quarter represents a 5.1 percent increase from the $110.6 million reported in the same quarter last year, and a 5.7 percent increase from $110.0 million in the prior quarter.  Compared to the same quarter last year, revenue from all the company's business areas increased except for its Tungsten and Pads businesses.  Compared to the prior quarter, revenue from all the company's business areas increased, except for its Data Storage business.

Total revenue for the full fiscal year was $433.1 million, which represents a 1.3 percent increase from $427.7 million in fiscal 2012.  Full year revenue results reflect strengthening in demand for the company's products in the second half of the fiscal year after soft industry conditions in the first half of the year, and include an adverse foreign exchange impact of $5.9 million.

Gross profit, expressed as a percentage of revenue, was 50.9 percent this quarter, compared to 48.6 percent in the same quarter a year ago and 49.7 percent in the prior quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to lower fixed manufacturing costs and benefits associated with a weaker Japanese yen versus the U.S. dollar.  The increase in gross profit percentage versus the previous quarter was primarily due to lower variable manufacturing costs, despite higher costs associated with the transition to a new raw material supply contract with an existing supplier that the company discussed last quarter, and higher sales volume, partially offset by higher fixed manufacturing costs.

Gross profit margin for the full fiscal year was 49.0 percent of revenue, which is above the company's full year guidance range of 46 to 48 percent of revenue.  Gross profit margin increased from 47.7 percent of revenue in fiscal 2012, primarily due to the favorable impact of the weaker Japanese yen and lower fixed manufacturing costs.  For full fiscal year 2014, the company is increasing its gross profit margin guidance range to between 48 and 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $35.5 million in the fourth fiscal quarter, or $2.2 million higher than the $33.3 million reported in the same quarter a year ago, primarily due to higher staffing related expenses, including incentive compensation costs related to the strong financial results, partially offset by lower depreciation expense and clean room materials expense.  Operating expenses were $3.1 million higher than the $32.4 million reported in the previous quarter, primarily due to higher staffing related costs, including incentive compensation costs.

For the full year, total operating expenses decreased 1.4 percent to $135.6 million, and were within the company's guidance range for full fiscal year 2013 of $132 million to $136 million.  The company expects its operating expense for full fiscal year 2014 to be between $131 million and $135 million.

Net income for the quarter was $16.8 million, up from $11.6 million in the same quarter last year and $15.5 million in the prior quarter.  Compared to the same quarter last year, net income was higher primarily due to the company's higher level of sales, higher gross profit margin and a lower effective tax rate, partially offset by higher operating expenses.  Compared to the prior quarter, net income was up mainly due to the company's higher revenue and higher gross profit margin, partially offset by higher operating expenses.  Net income for the full fiscal year was $51.4 million, up from $40.8 million in fiscal 2012 primarily due to a higher gross profit margin, a lower effective tax rate, a favorable impact of the weaker Japanese yen reflected in other income, and a higher level of sales.

Diluted earnings per share were $0.70 this quarter, up from $0.49 reported in the fourth quarter of fiscal 2012 and $0.65 reported in the previous quarter.  Earnings per share for full fiscal year 2013 were $2.16, up from $1.75 reported in the previous fiscal year.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (866) 700-6293.  Callers outside the U.S. can dial (617) 213-8835.  The conference code for the call is 36031930.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,050 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2013 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2012, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012

Revenue	$116,266	$109,968	$110,621	$433,131	$427,657

Cost of goods sold	57,143	55,359	56,883	221,015	223,630

Gross profit	59,123	54,609	53,738	212,116	204,027

Operating expenses:

Research, development & technical	15,835	15,149	15,401	61,373	58,642

Selling & marketing	7,360	6,470	7,288	27,985	29,516

General & administrative	12,270	10,776	10,572	46,287	49,345

Total operating expenses	35,465	32,395	33,261	135,645	137,503

Operating income	23,658	22,214	20,477	76,471	66,524

Interest expense	911	907	961	3,643	2,309

Other income (expense), net	(173)	248	(681)	1,392	(1,344)

Income before income taxes	22,574	21,555	18,835	74,220	62,871

Provision for income taxes	5,805	6,062	7,196	22,835	22,045

Net income	$16,769	$15,493	$11,639	$51,385	$40,826

Basic earnings per share	$0.73	$0.68	$0.51	$2.24	$1.81

Weighted average basic shares outstanding	23,041	22,951	22,920	22,924	22,506

Diluted earnings per share	$0.70	$0.65	$0.49	$2.16	$1.75

Weighted average diluted shares outstanding	24,072	23,776	23,706	23,802	23,280

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2013	2012
ASSETS:

Current assets:
Cash and cash equivalents	$226,029	$178,459
Accounts receivable, net	54,640	53,506
Inventories, net	63,786	66,472
Other current assets	21,257	19,451
Total current assets	365,712	317,888

Property, plant and equipment, net	111,985	125,020
Other long-term assets	76,809	74,917
Total assets	$554,506	$517,825

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,663	$19,542
Current portion of long-term debt	10,938	10,937
Capital lease obligations	-	2
Accrued expenses, income taxes payable and other current liabilities	39,899	32,738
Total current liabilities	67,500	63,219

Long-term debt, net of current portion	150,937	161,875
Capital lease obligations, net of current portion	-	19
Other long-term liabilities	8,992	9,121
Total liabilities	227,429	234,234

Stockholders' equity	327,077	283,591
Total liabilities and stockholders' equity	$554,506	$517,825